As filed with the United States Securities and Exchange Commission on August 27, 2026.

Registration No. 333-290437

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Scinai Immunotherapeutics Ltd.

(Exact name of registrant as specified in its charter)

Israel	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Jerusalem BioPark, 2nd Floor

Hadassah Ein Kerem Campus

Jerusalem, Israel

Tel: +972-8-930-2529

Fax: +972-8-930-2531

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware

+1 (302) 738-6680

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Perry Wildes Ephraim Friedman Goldfarb Gross Seligman & Co. 1 Azrieli Center, Tel Aviv 6702100, Israel Tel: +972-3-607-4444	Lawrence Metelitsa Steven Lipstein Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, New Jersey 08830 Tel: 732-395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This registration statement relates to, and shall act, upon effectiveness, as Post-Effective Amendment No. 1 on Form F-1 to the Registration Statement on Form F-1 (File No. 333-290437) (the “Prior Registration Statement”), containing an updated prospectus with respect to the resale by the selling shareholder named therein (the “Selling Shareholder”) of up to 439,942 American Depositary Shares (“ADSs”) of Scinai Immunotherapeutics Ltd. (“Scinai,” “we,” “us” or the “Company”) issuable under that certain Standby Equity Purchase Agreement dated September 10, 2025, by and between the Company and the Selling Shareholder. Each ADS represents 40,000 ordinary shares, no par value, of the Company.

The information included in this filing updates the Prior Registration Statement and the prospectus contained therein. In addition, effective August 21, 2026, we effected a ratio change of the American Depositary Shares (ADSs) to our ordinary shares from the previous ratio of one (1) ADS representing four thousand (4,000) non-traded ordinary shares to a new ratio of one (1) ADS representing forty thousand (40,000) ordinary shares. Such ratio change had the same effect as a one-for-ten reverse ADS split. Unless otherwise indicated, ADSs and per ADS amounts in the Prior Registration Statement have been retroactively adjusted to reflect the changes in ratio for all periods presented.

No additional securities covered by the Registration Statement are being registered in this registration statement. All filing fees payable in connection with the registration of the securities covered by the Prior Registration Statement were paid at the time of the original filing of the Prior Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 27, 2026.

PRELIMINARY PROSPECTUS

439,942 American Depositary Shares representing 17,597,680,000 Ordinary Shares

Scinai Immunotherapeutics Ltd.

This prospectus relates to the offer and sale of up to 439,942 American Depositary Shares (“ADSs”), by YA II PN, Ltd., or YA or the Selling Shareholder, a Cayman Islands limited partnership. Each ADS represents 40,000 of our ordinary shares, no par value (“Ordinary Shares”).

The Ordinary Shares represented by ADSs being offered by the Selling Shareholder are to be issued pursuant to the Standby Equity Purchase Agreement dated September 10, 2025 that we entered into with YA, or the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of ADSs by the Selling Shareholder. However, we may receive up to $15.0 million in aggregate gross proceeds from sales of ADSs to YA that we may make under the Purchase Agreement from time to time during the 36 months following the execution of the Purchase Agreement, or the Advance Shares. Pursuant to the Purchase Agreement, we issued an aggregate of 3,546 ADSs to YA upon execution of the Purchase Agreement as consideration for its irrevocable commitment to purchase ADSs under the Purchase Agreement, or the Commitment Shares, and to date, we have issued to YA an aggregate of 36,512 Advance Shares for aggregate gross proceeds of approximately $100 thousand, and YA has sold all such Advance Shares. The remaining 439,942 ADSs representing Advance Shares that may be offered pursuant to this prospectus would be purchased by YA from time to time pursuant to the Purchase Agreement at a price equal to 97% of the lowest of the three daily volume weighted average prices, or VWAPs, during a pricing period as set forth in the Purchase Agreement and would be subject to certain limitations.

The Selling Shareholder may sell the ADSs included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the shares in the section entitled “Plan of Distribution.” The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the shares by the Selling Shareholder pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the shares included in this prospectus by the Selling Shareholder. See “Plan of Distribution.”

The ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “SCNI.” On August 26, 2026, the last reported sale price of the ADSs on Nasdaq was $2.87 per ADS.

We are a “foreign private issuer,” as defined under the U.S. federal securities laws and are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on page 6 of this prospectus and elsewhere in this prospectus and the accompanying base prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission (“SEC”).

Before investing in the ADSs, you should carefully read this entire prospectus and any prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the Selling Shareholder has not, authorized anyone to provide you any information other than that contained in, or incorporated by reference into, this document or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability or accuracy of, any other information that others may give you. Neither we, nor the Selling Shareholder, are making an offer to sell, or seeking an offer to buy, the ADSs in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than their respective dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. Nanobody is a trademark registered by ABLYNX N.V., a wholly owned subsidiary of Sanofi. Scinai has no affiliation with and is not endorsed by Sanofi. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

In this prospectus, unless the context otherwise requires,

●	references to “Scinai,” the “Company,” “us,” “we” and “our” refer to Scinai Immunotherapeutics Ltd., an Israeli company;

●	references to “Ordinary Shares” refer to our Ordinary Shares, no par value;

●	references to “ADS”, “our shares” and similar expressions refer to American Depositary Shares, each representing 40,000 Ordinary Shares; and

●	references in this prospectus to “NIS” are to the legal currency of Israel, and “U.S. dollars,” “$” or “dollars” are to United States dollars.

Market, Industry and Other Data

This prospectus includes or incorporates by reference estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in and incorporated into this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, but these are not the only ways these statements are identified. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. Readers are encouraged to consult the Company’s filings made on Form 6-K, which are periodically filed with or furnished to the SEC.

The following is a summary of some of the principal risks we face. The list below is not exhaustive, and investors should read the “Risk Factors” section and “Item 3. Key Information - Risk Factors” in our Annual Report on Form 20-F for the year-ended December 31, 2025, in full.

●	our history of operating losses, our lack of current profitability and our ability to achieve and sustain profitability, including our ability to generate sufficient revenues from our CDMO activities to support our operations;

●	our need to obtain additional financing to fund our operations and development programs, the timing and availability of such financing, and the potential dilution to our existing shareholders or restrictions imposed by debt financing;

●	our ability to maintain compliance with the continued listing requirements of Nasdaq;

●	the success of our business strategy, including our ability to develop and grow our CDMO business while advancing our therapeutic development programs;

●	our ability to generate demand for our CDMO services, to attract and retain customers, to enter into and execute contracts on commercially acceptable terms, and to deliver such services in accordance with required quality standards and timelines;

●	risks associated with the integration, operation and scaling of our CDMO activities, including the integration of transferred or acquired operations;

●	our dependence on third parties and collaborators for the development, commercialization and marketing of our product candidates, and our ability to enter into and maintain such relationships;

●	our ability to discover, develop and commercialize current and future product candidates, which are at an early stage of development and do not generate revenue;

●	the timing, cost, design and success of clinical trials, including the risk that results from earlier studies may not be predictive of future results, and that trials may be delayed, suspended or terminated;

●	risks related to our NanoAbs technology and platform, including scientific, regulatory and manufacturing challenges;

●	our ability to maintain, protect and enforce our intellectual property rights, including our licensed rights from MPG and UMG, and to comply with the terms of such licenses;

●	competition in both our therapeutic development activities and our CDMO business;

●	our ability to successfully integrate and operate acquired or transferred activities, including the former Recipharm operations;

●	risks related to our operations in Israel, including geopolitical and security conditions; and

the risk of disruptions to our manufacturing facilities or operations, which could adversely affect our ability to develop product candidates or deliver CDMO services.

iii

PROSPECTUS SUMMARY

This summary description of our business and this offering may not contain all of the information that may be important to you before making a decision to invest in the ADSs. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes thereto incorporated into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference”. You should review carefully the risks and uncertainties described under the heading “Risk Factors” included elsewhere in and incorporated into this prospectus.

Our Business

We are a biopharmaceutical company focused on the development of innovative immunology therapies. We are advancing a pipeline of therapeutic candidates licensed from the Max Planck Society and from PinCell S.r.l. We also own Scinai Biopharma Services Ltd., a contract development and manufacturing organization (CDMO), providing development and manufacturing services to biotechnology and pharmaceutical companies.

R&D Activities

Our R&D activities are centered around two pillars:

●	PC111 Program – In 2025, we entered into an option agreement, as amended on September 11, 2025 and February 28, 2026, to acquire Pincell S.r.l., an Italian biotechnology company and the owner of PC111, a fully human monoclonal antibody targeting pathways involved in keratinocyte cell death and inflammation, with potential applications in severe dermatological conditions.

●	NanoAbs Platform – We are developing a pipeline of novel therapeutics based on NanoAbs (VHH antibody fragments), which possess unique physicochemical properties and are suitable for advanced mono- and multi-specific antibody formats. Our NanoAbs activities are conducted in collaboration with the Max Planck Society (“MPG”), including the Max Planck Institute for Multidisciplinary Sciences (“MPI-MS”), and the University Medical Center Göttingen (“UMG”) in Germany.

We continue to evaluate and in-license or acquire additional therapeutic assets aligned with our focus areas. In addition, we are currently evaluating the development strategy for our IL-17 development program in light of scientific, technical and market considerations, including the evolving competitive landscape for IL-17-targeting therapies. As part of this process, we are assessing alternative approaches and prioritization of our R&D programs.

Under our license agreements with MPG and UMG, certain development diligence obligations and milestones apply, including the submission of an Investigational New Drug, or IND, application within specified timelines. Based on scientific, technical, commercial and development findings generated during the course of our development activities, we have revised the development strategy for our licensed IL-17 program. In June 2026, we entered into an amendment with MPG and UMG extending the applicable IND submission deadline from June 30, 2026 to November 30, 2026 to allow the parties additional time to negotiate amendments to the license agreement reflecting the revised development strategy. The parties have agreed to use commercially reasonable efforts to negotiate such amendments in good faith. There can be no assurance that the parties will reach agreement on the terms of a further amendment, that any additional extension of the IND submission deadline will be agreed, or that the terms of any such amendment or extension will be acceptable to us.

In addition, we are currently evaluating the development strategy for our IL-17 program in light of scientific, technical and market considerations, including the evolving competitive landscape for IL-17-targeting therapies. As part of this process, we are assessing alternative approaches and prioritization of our R&D programs.

CDMO Business

Our CDMO business provides integrated development and manufacturing services to small and emerging biotech companies, supporting clients from early-stage development through clinical-stage production. On February 17, 2026, we acquired, 100% of the shares of Recipharm Israel Ltd. (subsequently renamed Scinai Biopharma Services Ltd.) (“Scinai Biopharma Services”), which operates a cGMP manufacturing site in Yavne, Israel, and entered into a long-term strategic commercial collaboration with Recipharm. The Yavne site provides early chemistry development and small-scale manufacturing of active pharmaceutical ingredients (APIs), expanding our capabilities beyond biologics to include small-molecule development.

Standby Equity Purchase Agreement with YA

On September 10, 2025, we entered into the Purchase Agreement with YA, pursuant to which YA has committed to purchase up to $15.0 million of Advance Shares, or the Commitment Amount, at our direction from time to time, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, during the period commencing on the date of execution of the Purchase Agreement until the earlier of (i) the 36-month anniversary of the date of execution of the Purchase Agreement, and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement, such period being the Commitment Period. Pursuant to the terms of the Purchase Agreement, we issued the Commitment Shares to YA as consideration for its irrevocable commitment to purchase the Advance Shares under the Purchase Agreement. To date, we have issued to YA an aggregate of 36,512 Advance Shares for aggregate gross proceeds of approximately $100 thousand, and YA has sold all such Advance Shares.

This prospectus covers the resale of up to 439,942 Advance Shares that we have reserved for issuance and sale to YA under the Purchase Agreement from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, if and when we determine to sell additional ADSs to YA under the Purchase Agreement.

YA has no right to require us to sell any ADSs to YA, but YA is obligated to make purchases of the Advance Shares as directed by us, subject to the restrictions and satisfaction of conditions set forth in the Purchase Agreement upon receipt of a notice sent by us to YA setting forth the number of ADSs that we desire to issue and sell to YA, or an Advance Notice. Actual sales of the Advance Shares to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of the ADSs and determinations by us as to the appropriate sources of funding for us and our operations. The purchase price of the Advance Shares that we may direct YA to purchase from time to time under the Purchase Agreement will be equal to 97% of the lowest daily VWAP during the three consecutive trading day period commencing on the date that we deliver any Advance Notice to YA, or the Pricing Period. We have the right to set a floor price in the Advance Notice that sets a lower limit of the ADS price at which we are willing to sell ADSs to YA.

As of August 23, 2026, there were 706,586 ADSs outstanding, of which 703,186 ADSs were held by non-affiliates. The number of ADSs covered by this prospectus reflects approximately the number of ADSs authorized and available for issuance under the Company’s articles of association after taking into account ADSs reserved for issuance for other purposes, such as ADSs underlying outstanding warrants and ADSs issuable in connection with employee and executive compensation. The actual number of ADSs sold will depend on the ADS price at the time of each Advance. If all of the 439,942 ADSs offered by YA under this prospectus were issued and outstanding, such shares would represent approximately 38.37% of the total number of ADSs outstanding and approximately 38.5% of the total number of outstanding ADSs held by non-affiliates, in each case as of August 23, 2026. The Purchase Agreement provides that we may sell up to an aggregate of $15.0 million of ADSs to YA. We have filed the registration statement that includes this prospectus so that we may issue and sell to YA up to 439,942 ADSs from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Depending on the market prices of our ADSs at the time we elect to issue such shares to YA under the Purchase Agreement, we may need to sell more ADSs to YA than are offered under this prospectus to receive aggregate gross proceeds equal to the approximately $14.9 million remaining total commitment of YA under the Purchase Agreement, in which case we must first register for resale under the Securities Act additional shares, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we issue and sell to YA under the Purchase Agreement.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell ADSs, our ability to meet the conditions set forth in the Purchase Agreement and any impacts of the Ownership Limitation (as defined below). We expect that any proceeds received by us from such sales of ADSs under the Purchase Agreement will be used for the continued development of our pipeline products, as well as the advancement of new programs, business development activities, and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. In addition, YA has agreed that, during the term of the Purchase Agreement, neither YA nor its affiliates will engage in any short sales or hedging transactions with respect to ADSs, provided YA or its affiliates may (i) sell “long”, as such term is defined in Rule 200 of Regulation SHO of the Exchange Act, the Commitment Shares and any Advance Shares issued and sold by us to YA pursuant to an Advance Notice, and (ii) sell a number of ADSs equal to the number of Advance Shares that YA is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from us or our transfer agent pursuant to the Purchase Agreement, or (i) and (ii) collectively, the Permitted Sales.

The Purchase Agreement prohibits us from directing YA to purchase ADSs represented by Ordinary Shares if those shares, when aggregated with all other Ordinary Shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding Ordinary Shares, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Ownership Limitation.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Purchase Agreement will automatically terminate upon the earliest of (i) the 36-month anniversary of the date of execution of the Purchase Agreement, and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to YA, provided that (i) there are no outstanding Advance Notices, the Advance Shares under which have yet to be issued and (ii) we have paid all amounts owed to YA pursuant to the Purchase Agreement.

There are substantial risks to our shareholders as a result of the sale and issuance of ADSs to YA under the Purchase Agreement. These risks include substantial dilution, significant declines in our share price and our inability to draw sufficient funds when needed. See “Risk Factors.” Issuances of our ADSs under the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of ADSs that our existing shareholders own will not decrease, the ADSs owned by our existing shareholders will represent a smaller percentage of our total outstanding ADSs after any such issuances pursuant to the Purchase Agreement.

Recent Developments

Letter from Nasdaq and Ratio Change

On March 12, 2026, we received a letter from Nasdaq regarding non-compliance with the requirement to maintain a minimum bid price of $1.00 per share. The letter indicates that, based on the closing bid price of the Company’s ADSs for the previous thirty consecutive business days, we do not meet this requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were given an initial compliance period of 180 calendar days, or until September 8, 2026, to regain compliance. If at any time during this period the closing bid price of the ADSs is at least $1.00 for a minimum of ten consecutive business days, Nasdaq will provide written confirmation of compliance and the matter will be closed.

In order to cure this non-compliance, on August 19, 2026, we announced that our board of directors approved a change in the ratio of the ADSs to our non-traded ordinary shares, increasing the number of ordinary shares represented by each ADS from 4,000 to 40,000, which was equivalent to a reverse split of 1 for 10. The effective date of the ratio change was August 21, 2026. All share numbers in this prospectus reflect this ratio change. There is no guarantee that we will regain and maintain compliance with the Nasdaq listing requirements.

Private Placement

On April 23, 2026, we entered into the Purchase Agreement with certain accredited investors in connection with a private placement for the offer, issuance and sale of (i) 520,833 ADSs (or unregistered pre-funded warrants (the “Pre-Funded Warrants”)), at a purchase price of $4.80 per ADS (or $4.799 per Pre-Funded Warrant after reducing $0.0001 attributable to the exercise price of the Pre-Funded Warrants), (ii) unregistered warrants to acquire up to 520,833 ADSs in the aggregate, at an exercise price of $4.80 per ADS, exercisable immediately with a term of two years, and (iii) unregistered warrants to acquire up to 520,833 ADSs in the aggregate, at an exercise price of $5.50 per ADS, exercisable immediately with a term of five years. The transaction closed on April 23, 2026.

Corporate Information

Our legal and commercial name is Scinai Immunotherapeutics Ltd. (formerly known as BiondVax Pharmaceuticals Ltd.). We are a company limited by shares organized under the laws of Israel. We were incorporated in Israel in 2003 as a privately held company and started operating in 2005. In February 2007, we completed an initial public offering of our Ordinary Shares on the Tel Aviv Stock Exchange (TASE), and we voluntarily delisted from the TASE in January 2018. In May 2015, we completed an initial public offering of ADSs and ADSs warrants (which have since expired) on Nasdaq.

Our principal executive offices are located at Kiryat Hadassah, Building 1, Jerusalem BioPark, 2nd Floor, Jerusalem, Israel 9112001, and our telephone number is 972-8-930-2529. Our website address is http://www.scinai.com. The information on our website does not constitute a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware.

THE OFFERING

ADSs Outstanding Prior to this Offering	706,586 ADSs (representing 28,263,440,000 Ordinary Shares) (as of August 23, 2026).

Securities offered by the Selling Shareholder	439,942 ADSs, representing the remaining Advance Shares that we may sell to YA under the Purchase Agreement from time to time.

ADSs outstanding immediately after this offering	The number of ADSs to be outstanding immediately after the offering is 1,146,528 ADSs.

The ADSs

Each ADS represents 40,000 Ordinary Shares, no par value. The ADSs will be delivered by The Bank of New York Mellon, as Depositary (the “Depositary”).

The Depositary, as depositary, or its nominee, will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the Deposit Agreement, dated as of May 11, 2015, among us, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by the Depositary with the SEC on April 10, 2015.

You should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus and the Deposit Agreement to better understand the terms of the ADSs.

ADS Depositary	The Bank of New York Mellon.

Use of Proceeds	We will not receive any proceeds from the sale of the YA Shares included in this prospectus by the Selling Shareholder. We may receive up to $14.9 million aggregate gross proceeds under the Purchase Agreement (of which approximately $100 thousand has been received as of the date of this prospectus as a result of the issuance and sale of 36,512 ADSs) from sales of ADSs that we elect to make to YA as Advance Shares pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of ADSs we sell under the Purchase Agreement and market prices at the times of such sales. Any proceeds that we receive from sales of ADSs under the Purchase Agreement will be used for continued development of our pipeline of innovative drug candidates, support of our CDMO business as well as general corporate purposes, which may include working capital, research and development activities, regulatory matters, capital investment or other related purposes. See “Use of Proceeds.”

Nasdaq Symbol	The ADSs are listed on the Nasdaq Capital Market under the symbol “SCNI”.

Risk Factors	Investing in our securities involves significant risks. See “Risk Factors” on page 6 of this prospectus and “Item 3. - Key Information - D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2054, or the 2025 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus, for a discussion of factors you should carefully consider before deciding to invest in the securities.

Dividend policy	We have never declared or paid any cash dividends to our shareholders, and we currently do not expect to declare or pay any cash dividends in the foreseeable future.

The number of ADSs to be outstanding immediately after the offering, as shown above, is based on 706,586 ADSs (representing 28,263,440,000 Ordinary Shares) outstanding as of August 23, 2026 and does not include, as of such date:

●	36,400 ADSs issuable upon conversion of the preferred shares issued in August 2024;

●	pre-funded warrants to acquire 255,953 ADSs at an exercise price of $0.01 per share;

●	the following ADSs underlying outstanding warrants:

o	29,200 ADSs underlying warrants at an exercise price of $65.00 per ADS expiring January 4, 2027;

o	876 ADSs underlying warrants at an exercise price of $81.25 per ADS expiring January 4, 2027;

o	687 ADSs underlying warrants at an exercise price of $81.25 per ADS July 3, 2029;

o	687 ADSs underlying warrants at an exercise price of $145.00 per ADS expiring September 15, 2028;

o	520,833 ADSs underlying warrants at an exercise price of $4.80 per ADS expiring April 27, 2028;

o	592,737 ADSs underlying warrants at an exercise price of $5.50 per ADS expiring April 27, 2031;

●	the following ADSs issuable in connection with employee and executive compensation:

o	12,192 ADSs issuable upon exercise of options outstanding under our 2018 Share Incentive Plan at a weighted exercise price of $181.00;

o	37,460 ADSs issuable upon vesting of 37,460 restricted share units outstanding under our 2018 Share Incentive Plan; and

●	the Advance Shares and any additional shares we may issue to YA pursuant to the Purchase Agreement should we elect to sell such shares to YA.

Unless otherwise stated, all information in this prospectus assumes no exercise of the outstanding options or warrants into ADSs and no conversion of preferred shares into ADSs as described above.

Implications of Being a Foreign Private Issuer

We are a non-U.S. company with foreign private issuer status. As long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

Notwithstanding these exemptions, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the U.S.; or (iii) our business is administered principally in the U.S.

We are also exempt from certain more stringent executive compensation disclosure rules. As long as we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not a foreign private issuer.

Risk Factors

An investment in our securities involves a high degree of risk. Our business, financial condition, or results of operations could be adversely affected by any of these risks. Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, including the risks described below. The risks and uncertainties we have described below and in our 2025 Annual Report are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occur, our business, business prospects, financial condition, or results of operations could be seriously harmed. This could cause the trading price of the ADSs to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

Pursuant to the Purchase Agreement, YA has committed to purchase up to $14.9 million in ADSs, subject to certain limitations and conditions set forth in the Purchase Agreement. The ADSs that may be issued under the Purchase Agreement may be sold by us to YA at our discretion from time to time during the Commitment Period.

We generally have the right to control the timing and amount of sales of the ADSs to YA under the Purchase Agreement. Sales of ADSs, if any, to YA under the Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the ADSs that may be available for us to sell to YA pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by YA for the ADSs that we may elect to sell to YA under the Purchase Agreement, if any, will fluctuate based on the market prices of the ADSs during the applicable Pricing Period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of ADSs that we will sell to YA under the Purchase Agreement, the purchase price per share that YA will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by YA under the Purchase Agreement, if any.

Limitations in the Purchase Agreement, including the Ownership Limitation, and our ability to meet the conditions necessary to deliver an Advance Notice, could prevent us from being able to raise funds up to the Commitment Amount.

Moreover, 439,942 ADSs are being registered for resale by YA under the registration statement that includes this prospectus, consisting of the Advance Shares that we may elect to sell to YA, in our sole discretion, from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Even if we elect to sell to YA all of the shares being registered for resale under this prospectus, depending on the market prices of the ADSs at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the approximately $14.9 million total remaining commitment of YA under the Purchase Agreement, which could materially adversely affect our liquidity.

If we desire to issue and sell to YA under the Purchase Agreement a number of ADSs in excess of the YA Shares being registered for resale under this prospectus, and the Ownership Limitation and other limitations in the Purchase Agreement would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional ADSs, and the SEC would have to declare such registration statement or statements effective before we could sell additional ADSs.

Any issuance and sale by us of a substantial amount of ADSs under the Purchase Agreement in addition to the ADSs being registered for resale by YA under this prospectus could cause additional substantial dilution to our shareholders. The number of our ADSs ultimately offered for sale by YA is dependent upon the ADSs, if any, we ultimately sell to YA under the Purchase Agreement.

The resale by YA of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of the ADSs to decline and to be highly volatile.

We will have broad discretion in how to use the net proceeds of this offering, and we may not use these proceeds in a manner currently contemplated.

We will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used consistently with current expectations. Our needs may change as the business and the industry that we address evolves. As a result, the proceeds to be received in this offering may be used in a manner significantly different from our current expectations. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The sale of a substantial amount of ADSs, including resale of the ADSs held by the selling shareholder in the public market, could adversely affect the prevailing market price of the ADSs and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of the ADSs.

We are registering for resale 439,942 ADSs that we may issue to YA from time to time pursuant to the Purchase Agreement. Sales of substantial amounts of ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of the ADSs and could impair our ability to raise capital through the sale of additional equity securities. We cannot predict if and when YA may sell such shares in the public markets. Furthermore, in the future, we may issue additional ADSs or other equity or debt securities convertible into ADSs.

Future sales of the ADSs, including any ADSs issuable upon the exercise of the warrants to acquire ADSs or the conversion of preferred shares issued to the European Investment Bank , or the EIB, or the perception that future sales may occur, may cause the market price of the ADSs to decline, even if our business is doing well.

To raise capital, we may sell ADSs, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. Sales by us or sales by the ADS holders of a substantial number of ADSs in the public market could occur in the future. These sales, or the perception in the market that we or the holders of a large number of ADSs intend to sell shares, may cause the market price of the ADSs to decline. In addition, to the extent that holders of warrants to purchase ADSs sell the ADSs issued upon the exercise of their warrants to purchase ADSs or holders of the preferred shares sell the ADSs issued upon the conversion of the preferred shares, the market price of the ADSs may decrease due to the additional selling pressure in the market. The risk of dilution from issuances of ADSs underlying the warrants to purchase ADSs may cause shareholders to sell their ADSs, which could cause a further decline in the market price.

Risks Related to our Securities

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of the ADSs. The delisting could adversely affect the market liquidity of our shares and the market price of our shares could decrease significantly.

If we fail to satisfy Nasdaq’s continued listing requirements, Nasdaq may take steps to delist the ADSs.

On March 12, 2026, we received a notice of non-compliance from Nasdaq that we are not in compliance with the requirement to maintain a minimum bid price of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2) (the “Minimum Price Rule”). We were given 180 days, or until September 8, 2026, to regain compliance. To regain compliance, effective August 21, 2026, we effected a ratio change of the American Depositary Shares (ADSs) to our ordinary shares from the previous ratio of one (1) ADS representing four thousand (4,000) non-traded ordinary shares to a new ratio of one (1) ADS representing forty thousand (40,000) ordinary shares. Such ratio change had the same effect as a one-for-ten reverse ADS split. There can be no assurance that this ratio change will enable us to regain or maintain compliance with Nasdaq’s continued-listing requirements

Similarly, on November 1, 2023, we received a notice of non-compliance from Nasdaq that we are not in compliance with the Minimum Price Rule, and on April 30, 2024, we received a staff determination letter from Nasdaq notifying us that, due to our continued non-compliance with the Minimum Price Rule, the ADSs would be scheduled for delisting from Nasdaq and suspended for trading4 unless we timely request a hearing before an independent Nasdaq Hearings Panel (the “Hearing Panel”). We appealed this determination and requested a hearing before the Hearing Panel, which stayed the suspension. Our board of directors also approved a ratio change of the ADSs to our non-traded Ordinary Shares, increasing the number of Ordinary Shares represented by each ADS from 400 to 4,000, which was equivalent to a reverse split of 1 for 10. This action resulted in our compliance with the Minimum Price Rule.

In addition, we received notification letters from Nasdaq dated September 28, 2022 and May 1, 2023 advising us that we are not in compliance with Listing Rule 5550(b)(1) requiring companies listed on Nasdaq to maintain a minimum of $2,500,000 in stockholders’ equity (the “Minimum Stockholders’ Equity Rule”) for continued listing. On November 20, 2023, we announced the receipt of formal notification from Nasdaq that we had regained compliance with the Minimum Stockholders’ Equity Rule. Nasdaq also indicated that if we do not evidence such compliance in our next periodic report (the Annual Report on Form 20-F), Nasdaq may provide notification to us that the ADSs may be subject to delisting, at which time we may appeal the determination to a Hearings Panel. Our shareholders’ equity as of December 31, 2023, as reflected in our financial statements for the year ended December 31, 2023, was less than the minimum of $2,500,000 in stockholders’ equity required by Nasdaq for continued listing.

As a result, on May 20, 2024, we received a staff determination letter from the Staff of Nasdaq that we are not in compliance with the Minimum Stockholders’ Equity Rule. On June 18, 2024, a hearing was held before an independent Nasdaq Hearings Panel (the “Hearings Panel”), and we presented our views with respect to the stockholders’ equity deficiency, including presenting a plan to address the Equity Requirement matter by converting a significant portion of the loan owed by us to the EIB (EUR 26.6 million (equal to approximately $29 million), including interest accrued to date) into equity.

On August 29, 2024, following completion of the conversion of a significant portion of the loan owed by us to the EIB into preferred shares, we announced that we had received formal notification from the Staff that we have regained compliance with the Equity Requirement.

In addition, on January 13, 2026, Nasdaq filed a proposed rule change with the SEC which would provide that a listed company’s securities will be subject to immediate suspension and delisting if it has failed to maintain a value of at least $5 million in Market Value of Listed Securities (as defined in the Nasdaq rules) (“MVLS”) of its securities for a period of 30 consecutive business days, which is an additional ground for immediate suspension and delisting. The SEC approved the proposed rule change on July 22, 2026. Although implementation of this rule was stayed by the SEC on July 29, 2026 pending further SEC review, there can be no assurance that the rule will not become effective in its current form. The MVLS of our ADSs is currently below the $5 million threshold.

If the proposed rule becomes enforceable upon the lifting of the SEC stay, and the MVLS of our ADSs is not above $5.0 million for a period of 30 consecutive business days, the trading in the ADSs would immediately be suspended and be delisted, with no cure period or appeal available except to challenge errors in the initial suspension determination or our ability to demonstrate compliance with all initial (rather than continued) listing standards across our equity tiers, which are generally more stringent than the continued listing standards from which we fell out of compliance. The enforceability of this new requirement could materially increase the risk of immediate suspension and delisting of the ADSs, which would likely have a material adverse effect on our and the market price of the ADSs and our ability to raise additional capital

If the ADSs are delisted from Nasdaq, trading of our securities would most likely take place in an over-the-counter market (“OTC”) for unlisted securities. OTC trading generally involves significantly reduced liquidity, wider bid-ask spreads, decreased investor coverage, and heightened price volatility. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our securities in an over-the-counter market, and many investors would likely not buy or sell our securities due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our securities would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our securities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our securities, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition, and results of operations, including our ability to attract and retain qualified employees and raise capital.

A delisting from Nasdaq would likely have a negative effect on the price of the ADSs and would impair shareholders’ ability to sell or purchase their ADSs when they wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow the ADSs to become listed again, stabilize the market price or improve the liquidity of the ADSs, prevent the ADSs from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

Use of Proceeds

This prospectus relates to ADSs that may be offered and sold from time to time by YA. All of the ADSs offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from these sales.

We may receive up to approximately $14.9 million in aggregate gross proceeds under the Purchase Agreement from any sales of ADSs we make to YA pursuant to the Purchase Agreement. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of ADSs that we choose to sell, our ability to meet the conditions to purchases set forth in the Purchase Agreement, market conditions and the price of the ADSs, among other factors.

We currently intend to use the net proceeds from YA pursuant to the Purchase Agreement, if any, for the continued development of our pipeline of innovative drug candidates, support of our CDMO business as well as general corporate purposes, which may include working capital, research and development activities, regulatory matters, capital investment or other related purposes. Although we have identified some potential uses of the net proceeds to be received from YA, we cannot specify these uses with certainty. Our management will have broad discretion in the application of the net proceeds and could use them for purposes other than those contemplated as of the date of this prospectus. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increasing our market value.

Our expected use of net proceeds under the Purchase Agreement represents our current intentions based on our present plans and business conditions, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses of the net proceeds to be received under the Purchase Agreement, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will rely on our judgment regarding the application of the net proceeds from this offering.

Pending the use of the net proceeds from sales of ADSs by us pursuant to the Purchase Agreement as described above, we intend to invest the net proceeds in a variety of capital preservation investments, short and intermediate term, interest-bearing, investment-grade instruments, U.S. government securities and highly rated corporate debt securities, although our investment policy may change following the date of this prospectus supplement. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

Capitalization

The following table sets forth our total capitalization:

●	on an actual basis as of June 30, 2026;

●	on a pro forma basis to reflect the issuance of an aggregate of 35,263 Advance Shares to YA for the aggregate consideration of approximately $0.1 million from sales under the Agreement (the “Pro Forma Adjustment”); and

●	on a pro forma as adjusted basis, to give effect to the Pro Forma Adjustment and to the issuance of 439,942 Advance Shares at an assumed offering price of $3.22 per ADS before expenses, which is the last reported sales price of the ADSs on the Nasdaq on August 21, 2026, assuming all the Advance Shares will be sold under the Purchase Agreement, after deducting the estimated offering expenses by us.

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and number of ADSs sold under the Purchase Agreement. You should read this information together with our consolidated financial statements.

The information included in the table below is unaudited. The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the unaudited and audited financial statements and notes thereto that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this prospectus.

	As of June 30, 2026
(In thousands, except share data)	Actual	Pro Forma	Pro Forma as adjusted

Cash and cash equivalents	2,654	2,654	4,054
Ordinary Shares, no par value: 1,600,000,000,000 Ordinary Shares authorized; 22,800,887,584 Ordinary Shares issued and outstanding (actual); 24,211,407,584 Ordinary Shares issued and outstanding (pro forma) and 40,398,567,584 Ordinary Shares issued and outstanding (pro forma as adjusted)	-	-	-
Preferred Shares, no par value: 1,000 preferred shares authorized and issued and outstanding	5,627	5,627	5,627
Additional paid-in capital	132,516	132,516	133,916
Accumulated deficit	(124,272)	(124,272)	(124,272)
Accumulated other comprehensive loss	(2,139)	(2,139)	(2,139)
Total shareholders’ equity (deficit)	11,732	11,732	13,132
Total liabilities and shareholders	17,175	17,175	18,575

The number of ADSs to be outstanding immediately after the offering, as shown above, is based on 706,586 ADSs (representing 28,263,440,000 Ordinary Shares) outstanding as of August 23, 2026 and does not include, as of such date:

●	36,400 ADSs issuable upon conversion of the preferred shares issued in August 2024;

●	pre-funded warrants to acquire 255,953 ADSs at an exercise price of $0.01 per share;

●	the following ADSs underlying outstanding warrants:

o	29,200 ADSs underlying warrants at an exercise price of $65.00 per ADS expiring January 4, 2027;

o	876 ADSs underlying warrants at an exercise price of $81.25 per ADS expiring January 4, 2027;

o	687 ADSs underlying warrants at an exercise price of $81.25 per ADS July 3, 2029;

o	687 ADSs underlying warrants at an exercise price of $145.00 per ADS expiring September 15, 2028;

o	520,833 ADSs underlying warrants at an exercise price of $4.80 per ADS expiring April 27, 2028;

o	592,737 ADSs underlying warrants at an exercise price of $5.50 per ADS expiring April 27, 2031;

●	the following ADSs issuable in connection with employee and executive compensation:

o	12,192 ADSs issuable upon exercise of options outstanding under our 2018 Share Incentive Plan at a weighted exercise price of $181.00;

o	37,460 ADSs issuable upon vesting of 37,460 restricted share units outstanding under our 2018 Share Incentive Plan; and

●	the Advance Shares and any additional shares we may issue to YA pursuant to the Purchase Agreement should we elect to sell such shares to YA.

Unless otherwise stated, all information in this prospectus assumes no exercise of the outstanding options or warrants into ADSs and no conversion of preferred shares into ADSs as described above.

SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by YA of any or all of the ADSs that are to be issued by us to YA under the Purchase Agreement. For additional information regarding the issuance of Ordinary Shares covered by this prospectus, see the section titled “Prospectus Summary—Standby Equity Purchase Agreement with YA” above. Except for the transactions contemplated by the Purchase Agreement and the March 2025 Purchase Agreement described above, YA does not, and has not had, any material relationship with us.

The table below presents information regarding the Selling Shareholder and the ADSs that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder. The number of ADSs in the column “Maximum Number of ADSs to be Offered Pursuant to this Prospectus” represents all of the ADSs that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its ADSs in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares.

The beneficial ownership of our ADSs is determined in accordance with the rules of the SEC.

The percentage of ADSs beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 706,586 ADSs outstanding on August 23, 2026. The number of ADSs that may actually be sold by us under the Purchase Agreement may be fewer than the number of ADSs being offered by this prospectus. The fourth column assumes the sale of all of the ADSs offered by the Selling Shareholder pursuant to this prospectus.

	Number of ADSs Owned Prior to Offering		Maximum Number of ADSs to be Offered Pursuant to this	Number of ADSs Owned After Offering
Name of Selling Shareholder	Number(1)	Percent	Prospectus (2)	Number(3)	Percent
YA II PN, LTD. (5)	-	*	439,942	-	-

*	Represents ownership of less than 1%.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of ADSs beneficially owned prior to the offering all of the ADSs that YA may be required to purchase under the Purchase Agreement, because the issuance of such ADSs is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which is entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(2)	Represent ADSs that we may issue and sell to YA for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the remaining 36-month period following execution of the Purchase Agreement. Depending on the price per ADS at which we sell the Advance Shares to YA pursuant to the Purchase Agreement, we may need to sell to YA under the Purchase Agreement more ADSs than are offered under this prospectus in order to receive aggregate gross proceeds equal to the approximately $14.9 million total remaining commitment under the Purchase Agreement. If we choose to do so and otherwise satisfy the conditions in the Purchase Agreement, we must first register for resale under the Securities Act such additional ADSs. The number of ADSs ultimately offered for resale by YA is dependent upon the number of ADSs we sell to YA under the Purchase Agreement.

(3)	Assumes the sale of all ADSs being offered pursuant to this prospectus.

(4)	All investment decisions for YA II PN, Ltd. (“YA”) are made by Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

Description of Share Capital

Articles of Association

Our number with the Israeli Registrar of Companies is 51-343610-5. Our purpose as set forth in our Articles of Association is to engage in every lawful purpose in the field of biotechnology.

Our authorized share capital consists of (i) 1,600,000,000,000 Ordinary Shares, no par value, the equivalent of 40 million ADSs (each ADS representing 40,000 Ordinary Shares) and (ii) 1,000 preferred shares, no par value per share. As of August 23, 2026, there were 28,263,440,000 Ordinary Shares issued and outstanding (all of which were represented by ADSs). All of our outstanding Ordinary Shares are validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and do not have any preemptive rights.

Voting Rights

Holders of our Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at shareholder meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting. According to the Companies Law and the regulations promulgated thereunder, for purposes of determining the shareholders entitled to notice and to vote at such meeting, the board of directors may fix the record date not more than 60 nor less than four calendar days prior to the date of the meeting, provided that an announcement regarding the general meeting be given prior to the record date. Unless stipulated differently in the Companies Law or in the Articles of Association, all shareholders’ resolutions shall be approved by a simple majority vote. Except as otherwise disclosed herein, an amendment to our Articles of Association requires the prior approval of the holders of at least 75% of our Ordinary Shares, represented and voting at a general meeting.

Our Ordinary Shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors under the Israeli Companies Law.

Transfer of Shares

Our Ordinary Shares that are fully paid for are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our Articles of Association or Israeli law, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

The Powers of the Directors

Our board of directors shall direct the Company’s policy and shall supervise the performance of the Company’s Chief Executive Officer. Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or our articles of association to be exercised or taken by our shareholders, including the power to borrow money for Company purposes.

Amendment of share capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our board of directors and court approval.

Dividends

Under Israeli law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is determined that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In addition, no dividends may be paid on our ordinary shares until all of our preferred shares have been fully redeemed.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and in any event no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, as a company whose shares are listed for trade on an exchange outside of Israel, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one quarter of the directors then in office; or (ii) one or more shareholders holding, in the aggregate either (a) 10% of our issued share capital and 1% of our outstanding voting power, or (b) 10% of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future (or, with respect to a company whose shares are listed for trade on an exchange outside of Israel, such as us, 5% if the matter is the appointment or removal of a director), provided that it is appropriate to discuss such any other matter at the general meeting

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors. Furthermore, the Companies Law and our articles of association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of directors and appointment and dismissal of external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the Companies Law;

●	director compensation, indemnification and change of the principal executive officer;

●	increases or reductions of our authorized share capital;

●	a merger;

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

●	authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority.

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

The quorum required for our general meetings of shareholders consists of one or more shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law who hold or represent, in the aggregate, at least 10% (or, for so long we do not qualify as a foreign private issuer and for only so long as required by the Nasdaq Stock Market, 33 1/3% of the Company’s outstanding Ordinary Shares) of the total outstanding voting rights, within half an hour from the appointed time.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or to a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Resolutions

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law or by another provision of the articles of association.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

●	an appointment or removal of directors;

●	an approval of transactions with office holders or interested or related parties, that require shareholder approval;

●	an approval of a merger;

●	authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority;

●	any other matter that is determined in the articles of association to be voted on by way of a written ballot. Our articles of association do not stipulate any additional matters; and

●	other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote.

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of certain interested or related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder or other power towards the company, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Under the Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. Generally, a resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the ISA. Any of our shareholders may request to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the company. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender or not, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights, so long as prior to the acceptance of the full tender offer, the acquirer and the company disclosed the information required by law in connection with the full tender offer. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under regulations enacted pursuant to the Companies Law, the above special tender offer requirements may not apply to companies whose shares are listed for trading on a foreign stock exchange if, among other things, the relevant foreign laws or the rules of the stock exchange, include provisions limiting the percentage of control which may be acquired or that the purchaser is required to make a tender offer to the public. However, the Israeli Securities Authority’s opinion is that such leniency does not apply with respect to companies whose shares are listed for trading on stock exchanges in the United States, including the NASDAQ Capital Market, which do not provide for sufficient legal restrictions on obtaining control or an obligation to make a tender offer to the public, therefore the special tender offer requirements shall apply to such companies.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our Ordinary Shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we have authorized and issued ordinary shares and preferred shares. In the future, if we do create and issue a class of shares other than Ordinary Shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their Ordinary Shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of the holders of at least 75% of our Ordinary Shares at a general meeting. Shareholders voting in such meeting will be subject to the restrictions provided in the Companies Law as described above.

Preferred Shares

Conversion Terms of Preferred Shares

On August 21, 2024, we announced that we had closed a Loan Restructuring Agreement (the “Restructuring Agreement”) with our lender, EIB, which included an amendment to the amended Finance Contract (the “Finance Contract”) between the parties (the transactions contemplated by the Restructuring Agreement called the “EIB Restructuring Transaction”).

In connection with the EIB Restructuring Transaction, an amount equal to approximately EUR 26.6 million (equal to approximately $31.35 million as of September 18, 2025), including interest accrued to date, owed by us to the EIB under the Finance Contract was converted into 1,000 of our preferred shares, no par value per share (“Preferred Shares”).

The Preferred Shares are convertible (in whole or in part), at the option of the EIB (the current holder of all), into 1,456,000,000 Ordinary Shares in the aggregate, which will then automatically be converted into ADSs, with each Preferred Share convertible into 1,456,000 Ordinary Shares (represented by ADSs). The number of ADSs that can be acquired upon conversion of the Preferred Shares is also subject to adjustment in the event of any share split, share dividend and similar events involving the Ordinary Shares.

Stated Redemption Value of the Preferred Shares

The Preferred Shares entitle the holders thereof to redemption payments in the aggregate amount of $34 million ($34,000 per Preferred Share). In the event a Preferred Share is converted into Ordinary Shares, the right to receive such payment for such Preferred Share will be extinguished. The Company will pay the redemption payment only if and at such time (i) as the Company elects, at its sole discretion, to make any such redemption payments, provided that such redemption is in compliance with applicable law, including the Company’s legal ability to pay a dividend to its shareholders, or (ii) in the event of Liquidation (as defined in our articles of association) of the Company, in which event the Company will first make the redemption payment (either in whole or, if less than the entire amount, on a pro rata basis based on the number of Preferred Shares held by each holder) before making any payment to holders of Ordinary Shares. The Preferred Shares will not be entitled to cumulative dividends.

Limit on Holdings of 4.99% of the Outstanding ADSs at any time

The Preferred Shares contain a provision preventing the holder from converting such number of Preferred Shares into ADSs to the extent that, as a result of such conversion, the holder would become the beneficial owner of more than 4.99% of the Company’s outstanding shares as determined under the rules promulgated under the Securities Exchange Act of 1934, as amended.

Veto Rights

The holders of a majority of the Preferred Shares have veto rights over the ability of the Company to (i) incur Indebtedness (as defined in our articles of association), subject to certain exceptions, (ii) enter into an M&A Event (as defined in our articles of association), (iii) voluntarily delist the trading of the Company’s securities on Nasdaq and (iv) authorize the creation of any security having rights, preferences and privileges equal to or greater than those of the Preferred Shares, including the issuance of additional Preferred Shares.

Right of First Refusal.

The Company would have a right of first refusal in the event that the EIB intends to sell, transfer, assign or otherwise dispose of any or all of the Preferred Shares.

American Depositary Shares

The Bank of New York Mellon, as depositary, registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents 4,000 ordinary shares (or a right to receive 4,000 ordinary shares) deposited with the principal Tel Aviv office of either Bank Leumi or Bank Hapoalim, as custodian for the depositary. Each ADS also represents any other securities, cash or other property that may be held by the depositary. The depositary’s office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or DRS, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The DRS is a system administered by The Depository Trust Company, or DTC, under which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions that it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes, or other required governmental charges. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It may sell ordinary shares which would require it to deliver a fraction of an ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives reasonably satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting sufficiently in advance to withdraw the shares.

The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, subject to the laws of Israel and of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed or as described in the following sentence. If we ask the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions at to be voted upon unless we notify the depositary that:

●	we do not wish to receive a discretionary proxy;

●	there is substantial shareholder opposition to the particular question; or

●	the particular question would have an adverse impact on our shareholders.

We are required to notify the depositary if one of the conditions specified above exists.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	●	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	●	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	●	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	●	Depositary services

Registration or transfer fees	●	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	●	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	●	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	●	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs.

Reclassifications, Recapitalizations and Mergers

If we:		Then:
●	Change the nominal or par value of our shares	The cash, ordinary shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

●	Reclassify, split up or consolidate any of the deposited securities

●	Distribute securities on the ordinary shares that are not distributed to you	The depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

●	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed from the date on which the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it are prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercise discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believe in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that DRS and the Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

History of Share Capital

Since April 1, 2023, our issued share capital has changed as provided below.

From February 1, 2023 until August 23, 2023, we issued 166 ADSs to Prof. Matthias Dobbelstein as consideration for scientific advisory board services.

On June 12, 2023, we issued (i) 103 ADSs in aggregate upon the vesting of RSUs granted to non-executive directors as part of their service to the Company and (ii) 2,400 ADSs upon the vesting of RSUs granted to Mr. Amir Reichman, the Company’s CEO, in consideration for his service to the Company.

On July 31, 2023, we issued 1,585 ADSs to MPG and 114 ADSs to MBM Science Bridge GmbH pursuant to the License Agreement, dated June 4, 2023, by and among the Company, Max Planck Innovation GmbH and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen.

On September 19, 2023, we issued (i) in a registered direct offering 4,000 ADSs and pre-funded warrants to purchase up to 7,465 ADSs, at an exercise price of $0.10 per ADS, at a purchase price of $116 per ADS and $116 per pre-funded warrant, and (ii) in concurrent private placement unregistered warrants to purchase up to 11,466 ADSs. The warrants have an exercise price of $116 per ADS and are immediately exercisable upon issuance for a period of five and one-half years. The Company received a net sum of $1,151 after deduction of underwriter discount and issuance expenses of $165.

On December 29, 2023, in connection with the warrant inducement letters, we issued 26,065 ADSs in the aggregate from the exercise of the Existing Warrants at an exercise price of $65.00 per ADS, and issued 52,131 new warrants with an exercise price of $65.00 per ADS, in addition to placement agent warrants to acquire 1,563 ADSs to our placement agent in such transaction or its designees, each with an exercise price of $81.25 per ADS.

From August 2024 until December 2024, we issued RK Stone Miami LLC pre-funded warrants to acquire an aggregate of 64,644 ADSs for an aggregate purchase price of $2.0 million.

On February 19, 2025, we issued 8,073 ADSs to LCK JNK 1, LLC upon its cashless exercise of pre-funded warrants to acquire 8,075 ADSs that it acquired from RK Stone Miami LLC.

Between March 24, 2025 and August 28, 2025, we issued to the selling shareholder 2,878 ADSs to YA as consideration for its irrevocable commitment to purchase ADSs under the Standby Equity Purchase Agreement, dated March 3, 2025, entered into with the Company. The Company also issued to the selling shareholder an aggregate of 221,028 ADSs under such agreement for the aggregate consideration of approximately $5.8 million.

Between September 10, 2025 and August 15, 2026, we issued to the selling shareholder an aggregate of 3,546 Commitment Shares and 36,512 Advance ADSs for the aggregate consideration of approximately $45 thousand pursuant to the Purchase Agreement.

From April 1, 2023 through August 15, 2026, we issued 13,440 ADSs upon the vesting of restricted share units held by our employees, officers, directors and service providers.

During the period beginning April 1, 2023 through August 15, 2026, we granted 31,367 RSUs and options to acquire 12,760 ADSs to our officers, directors and employees.

On April 27, 2026, we issued (i) pre-funded warrants to acquire up to 520,833 ADSs in the aggregate at a purchase price of $4.799 per pre-funded warrant, (ii) warrants to acquire up to 520,833 ADSs in the aggregate at an exercise price of $4.80 per ADS, exercisable immediately with a term of two years, and (iii) warrants to acquire up to 520,833 ADSs in the aggregate, at an exercise price of $5.50 per ADS, exercisable immediately with a term of five years. From April 23, 2026 to date, we issued 305,076 ADSs upon exercise of the pre-funded warrants.

For additional information regarding the history of changes to our share capital since April 1, 2023, please see “Item 5. Operating and Financial Review and Prospects - Liquidity and Capital Resources - Financing Activities” in our Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC on April 1, 2026.

Transfer Agent and Depositary

The transfer agent and registrar for our Ordinary Shares is Vstock Transfer, LLC. The ADSs were issued pursuant to a Depositary Agreement entered into with The Bank of New York Mellon, which acts as depositary.

Enforcement of Civil Liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware.

We have been informed by our legal counsel in Israel, Goldfarb Gross Seligman & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PLAN OF DISTRIBUTION

On September 10, 2025, we entered into the Purchase Agreement with YA. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, YA is committed to purchase up to $15.0 million in ADSs during the Commitment Period. From time to time, and at our sole discretion, we may present YA with Advance Notices to purchase our ADSs. The ADSs would be purchased pursuant to the Purchase Agreement at 97% of the lowest daily VWAP during the period of three consecutive trading days commencing on the trading day immediately following YA’s receipt of an Advance Notice.

The ADSs offered by this prospectus are being offered by the Selling Shareholder. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Purchase Agreement to provide customary indemnification to YA.

It is possible that our shares may be sold from time to time by YA in one or more of the following manners:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

YA is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

YA has agreed that, during the term of the Purchase Agreement, neither YA nor its affiliates will engage in any short sales or hedging transactions with respect to the ADSs, provided that YA and its affiliates may enter into Permitted Sales.

We have advised YA that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our ADSs covered by this prospectus by the Selling Shareholder. We estimate that our total expenses for the offering will be approximately $0.1 million (excluding the Commitment Shares). As consideration for its irrevocable commitment to purchase our ADSs under the Purchase Agreement, we agreed to issue the Commitment Shares to the Selling Shareholder, calculated as 1% of the Commitment Amount.

Expenses Relating to the Offering

The following table sets forth the costs and expenses payable in connection with the sale of ADSs in the offering. All amounts are estimated except the SEC registration fee. Except as otherwise noted, all the expenses below will be paid by us.

Expense	Amount
SEC registration fee	US$	1,175.81
Legal fees and expenses		20,000
Accounting fees and expenses		30,000
Miscellaneous fees and expenses		48,824.19
Total	US$	100,000

Legal Matters

The validity of our Ordinary Shares and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co., Israel. Certain legal matters in connection with this offering relating to U.S. federal law will be passed upon for us by Lucosky Brookman LLP, Woodbridge, New Jersey.

Experts

The consolidated financial statements of Scinai Immunotherapeutic Ltd. as of December 31, 2025 and 2024 and for each of the three year period ended December 31, 2025 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of Ziv Haft, certified public accountants in Israel and a member of BDO, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Where You Can Find More Information

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act with respect to the ADSs offered in this prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of Scinai, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 00-1611747). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2025, filed with the SEC on April 1, 2026;

●	our Current Reports on Form 6-K filed with the SEC on April 27, May 8, 2026, May 12, 2026, June 8, 2026, June 15, 2026 (other than the four paragraphs immediately preceding the heading “Financial Results for the First Quarter of 2026”), June 17, 2026, August 19, 2026 and August 26, 2026; and

●	the description of the ADSs contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A12B, as filed with the SEC on April 20, 2015, as amended on April 29, 2015, including any subsequent amendment or any report filed for the purpose of updating such description.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide each person, including any beneficial owner to whom a prospectus is delivered, without charge, upon a written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written requests to Scinai Immunotherapeutics Ltd., Attn: Uri Ben-Or, our Chief Financial Officer, at uri.benor@scinai.com. You may also obtain information about us by visiting our website at www.scinai.com. Information contained in our website is not part of this prospectus.

Up to 480,000 American Depositary Shares representing 19,200,000,000 Ordinary Shares

Scinai Immunotherapeutics Ltd.

PROSPECTUS

                             , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. Indemnification of Directors and Officers.

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising due to the breach of his or her duty of care in the event of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 5728-1968 (the “Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law and our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

ITEM 7. Recent Sales of Unregistered Securities.

Since April 1, 2023, our issued share capital has changed as provided below.

From February 1, 2023 until August 23, 2023, we issued 166 ADSs to Prof. Matthias Dobbelstein as consideration for scientific advisory board services.

On July 31, 2023, we issued 1,585 ADSs to MPG and 114 ADSs to MBM Science Bridge GmbH pursuant to the License Agreement, dated June 4, 2023, by and among the Company, Max Planck Innovation GmbH and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen.

On September 19, 2023, we issued (i) in a registered direct offering 40,000 ADSs and pre-funded warrants to purchase up to 7,466 ADSs, at an exercise price of $0.1 per ADS, at a purchase price of $116 per ADS and $116 per pre-funded warrant, and (ii) in concurrent private placement unregistered warrants to purchase up to 11,466 ADSs. The warrants have an exercise price of $116 per ADS and are immediately exercisable upon issuance for a period of five and one-half years. The Company received a net sum of $1,151 after deduction of underwriter discount and issuance expenses of $165.

On December 29, 2023 in connection with the warrant inducement letters we issued 260,655 ADSs in the aggregate from the exercise of the Existing Warrants at an exercise price of $6.50 per ADS, and issued 521,310 new warrants with an exercise price of $0.65 per ADS, in addition to placement agent warrants to acquire 15,639 ADSs to our placement agent in such transaction or its designees, each with an exercise price of $8.125.

From August 2024 until December 2024, we issued RK Stone Miami LLC pre-funded warrants to acquire an aggregate of 64,644 ADSs for an aggregate purchase price of $2.0 million.

On February 19, 2025, we issued 8,073 ADSs to LCK JNK 1, LLC upon its cashless exercise of pre-funded warrants to acquire 8,075 ADSs that it acquired from RK Stone Miami LLC.

Between March 24, 2025 and August 28, 2025, we issued to the selling shareholder 2,878 ADSs to YA as consideration for its irrevocable commitment to purchase ADSs under the Standby Equity Purchase Agreement, dated March 3, 2025, entered into with the Company.

Between September 10, 2025 and August 15, 2026, we issued to the selling shareholder an aggregate of 3,546 Commitment Shares pursuant to the Purchase Agreement.

On April 27, 2026, we issued (i) pre-funded warrants to acquire up to 520,833 ADSs in the aggregate at a purchase price of $4.799 per pre-funded warrant, (ii) warrants to acquire up to 520,833 ADSs in the aggregate at an exercise price of $4.80 per ADS, exercisable immediately with a term of two years, and (iii) warrants to acquire up to 520,833 ADSs in the aggregate, at an exercise price of $5.50 per ADS, exercisable immediately with a term of five years.

For additional information regarding the recent sales of unregistered securities since August 2026, please see “Item 5. Operating and Financial Review and Prospects - Liquidity and Capital Resources - Financing Activities” in our Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC on April 1, 2026.

ITEM 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1*	Articles of Association of Scinai Immunotherapeutics Ltd.
4.1	Form of Deposit Agreement between the Company Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1 filed with the SEC on April 6, 2015.
4.2	Specimen American Depositary Receipt (included in Exhibit 4.1).
4.3	Form of Pre-Funded Warrant, incorporated by reference to Exhibit 4.4 to the Registration Statement on Form F-1/A filed with the SEC on December 14, 2022.
4.4	Form of Warrant, incorporated by reference to Exhibit 1.3 to Form 6-K submitted with the SEC on September 19, 2023.
4.5	Form of Pre-Funded Warrant, incorporated by reference to Exhibit 1.2 to Form 6-K submitted with the SEC on September 19, 2023.
4.6	Form of Placement Agent Warrant, incorporated by reference to Exhibit 1.4 to Form 6-K filed with the SEC on September 19, 2023.
4.7	Form of Pre-Funded Warrant, incorporated by reference to Exhibit 4.1 to Form 6-K filed with the SEC on April 27, 2026.
4.8*	Form of Series A Warrant.
4.9*	Form of Series B Warrant.
4.10	Form of Inducement Warrant, incorporated by reference to Exhibit 4.4 to Form 6-K filed with the SEC on April 27, 2026.
5.1**	Opinion of Goldfarb Gross Seligman & Co.
10.1	2018 Share Incentive Plan, incorporated by reference to Exhibit 4.2 to the Annual Report on Form 20-F filed with the SEC on June 12, 2020.
10.2	Compensation Policy, incorporated by reference to Appendix B to the Exhibit 99.1 to the Form 6-K filed with the SEC on November 22, 2021.
10.3	Employment Agreement dated January 20, 2021, between the Company and Mr. Amir Reichman. incorporated by reference to Exhibit 4.4 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022).
10.4*	Amendment to Employment Agreement, dated June 16, 2026, between the Company and Mr. Reichman.
10.5	Employment Agreement dated September 5, 2018, between the Company and Elad Mark, incorporated by reference to Exhibit 10.10 to the Annual Report on form 10-K filed with the SEC on April 17, 2023.
10.6*	Amendment to Employment Agreement, dated October 26, 2025, between the Company and Elad Mark.
10.7	Service Agreement dated June 20, 2007, between the Company, CFO Direct and Uri Ben-Or, incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.8	Addendum to Service Agreement dated August 31, 2014, between the Company, CFO Direct and Uri Ben-Or, incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.9*	Second Amendment to Services Agreement, dated June 23, 2026, between the Company, CFO Direct and Uri Ben-Or.
10.10	Employment Agreement dated August 31, 2014, between the Company and Uri Ben-Or, incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.11	Form of Indemnification Letter (unofficial English translation from Hebrew original), incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.12	Form of Indemnification and Exculpation Agreement, incorporated by reference to Exhibit 10.18 to the Registration Statement on Form F-1 filed with the SEC on April 6, 2015.

10.13	Loan Restructuring Agreement, dated August 9, 2024, between the Company and the European Investment Bank, incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-1 filed with the SEC on March 4, 2025.
10.14	Amended and Restated Finance Contract, dated June 20, 2019, as amended on January 11, 2021, August 9, 2022 and November 24, 2023, as further amended and restated on August 21, 2024, between the Company and the European Investment Bank (included in Exhibit 10.13).
10.15	Lease agreement dated July 10, 2017 between the Company and Unihad BioPark Ltd., incorporated by reference to Exhibit 4.19 to the Form 20-F filed with the SEC on April 30, 2018.
10.16	Amendment No. 1 to lease agreement, dated April 29, 2022 (unofficial translation from Hebrew original), incorporated by reference to Exhibit 4.15 to the Annual Report on Form 20-F filed with the SEC on May 7, 2025.
10.17	Amendment No. 2 to lease agreement, dated June 3, 2023 (unofficial translation from Hebrew original), incorporated by reference to Exhibit 4.16 to the Annual Report on Form 20-F filed with the SEC on May 7, 2025.
10.18	Amendment No. 3 to lease agreement, dated July 10, 2023 (unofficial translation from Hebrew original), incorporated by reference to Exhibit 4.17 to the Annual Report on Form 20-F filed with the SEC on May 7, 2025.
10.19	Amendment No. 4 to lease agreement, dated December 15, 2024 (unofficial translation from Hebrew original), incorporated by reference to Exhibit 4.18 to the Annual Report on Form 20-F filed with the SEC on May 7, 2025.
10.20	Amendment No. 5 to lease agreement, dated December 24, 2024 (unofficial translation from Hebrew original), incorporated by reference to Exhibit 4.19 to the Annual Report on Form 20-F filed with the SEC on May 7, 2025.
10.20	Amendment No. 5 to lease agreement, dated December 24, 2024 (unofficial translation from Hebrew original), incorporated by reference to Exhibit 4.19 to the Annual Report on Form 20-F filed with the SEC on May 7, 2025.
10.21	Lease Agreement dated August 11, 2020, between Scinai Biopharma and P L.A.R. Management Assets Ltd. and R. Matry Adv. Attorney Company, incorporated by reference to Exhibit 4.16 to the Annual Report on Form 20-F filed with the SEC on April 1, 2026.
10.22*	Amended and Restated Service Agreement, dated June 16, 2026, between the Company and Mark Germain.
10.23+	License Agreement, dated December 11, 2021, between the Company and Max-Planck-Innovation GmbH, incorporated by reference to Exhibit 4.16 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022.
10.24+	Accompanying Research Collaboration Agreement, dated December 11, 2021, between the Company, Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen, incorporated by reference to Exhibit 4.17 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022.
10.25 +	Research Collaboration Agreement, dated March 23, 2022, between the Company Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen, incorporated by reference to Exhibit 4.18 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022.
10.26 +	Form of License Agreement between the Company, Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen, incorporated by reference to Exhibit 10.20 to the Annual Report on form 10-K filed with the SEC on April 17, 2023.
10.27	Form of Securities Purchase Agreement, incorporated by reference to Exhibit 1.1 to Form 6-K submitted with the SEC on September 19, 2023.
10.28	Investment Agreement, between the Company and RK Stone Miami, LLC, dated as of August 19, 2024 (“Stone Investment Agreement”), incorporated by reference to Exhibit 10.21 to the Registration Statement on Form F-1 filed with the SEC on March 4, 2025.
10.29	Form of Warrant issued in connection with the Stone Investment Agreement, incorporated by reference to Exhibit 10.22 to the Registration Statement on Form F-1 filed with the SEC on March 4, 2025.
10.30	Standby Equity Purchase Agreement, dated March 3, 2025, between YA II PN Ltd. and the Company, incorporated by reference to Exhibit 99.1 of Form 6-K submitted with the SEC on March 4, 2025.
10.31+	Binding Option Agreement Concerning the Sale and Transfer of All Quota In PINCELL S.R.L. between Mr. Carlo Pincelli, Mr. Antonino Amato, Mrs. Alessandra Marconi, Mrs. Roberta Lotti, Mr. Brydon Bennett, Ms. Stefania Poli, PinCell S.r.l., Scinai Immunotherapeutics sp. z.o.o. and the Company, dated March 27, 2025, incorporated by reference to Exhibit 4.29 of Form 20-F submitted with the SEC on May 7, 2025.
10.32	Standby Equity Purchase Agreement, dated as of September 10, 2025, between YA II PN, Ltd. and the Company, incorporated by reference to Exhibit 99.1 of Form 6-K submitted with the SEC on September 11, 2025.
10.33	Form of Securities Purchase Agreement, dated as of April 23, 2026, among the Company and the Purchasers identified on the signature page thereto, incorporated by reference to Exhibit 10.1 to Form 6-K filed with the SEC on April 27, 2026.
10.34	Form of Registration Rights Agreement, dated as of April 23, 2026, among the Company and the Purchasers identified on the signature page thereto, incorporated by reference to Exhibit 10.2 to Form 6-K filed with the SEC on April 27, 2026.
10.35	Form of Warrant Inducement Offer Letter, incorporated by reference to Exhibit 10.3 to Form 6-K filed with the SEC on April 27, 2026.
21.1	List of Subsidiaries of the Company incorporated by reference to Exhibit 8.1 to the Annual Report on Form 20-F filed with the SEC on May 7, 2025.
23.1*	Consent of Ziv Haft, certified public accountants in Israel, and a member firm of BDO, independent registered public accounting firm.
23.2*	Consent of Yaron Rotem, CPA, Certified Public Accountant.
23.3**	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).
24.1**	Power of Attorney (included in signature pages of Prior Registration Statement).
107**	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
+	Certain confidential portions of this exhibit have been redacted from the publicly filed document because such portions are (i) not material and (ii) would be competitively harmful if publicly disclosed.

ITEM 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c)	The undersigned registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jerusalem, Israel on August 27, 2026.

SCINAI IMMUNOTHERAPEUTICS LTD.

By:	/s/ Amir Reichman
Name:	Amir Reichman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on the dates and in the capacities indicated.

Name	Title	Date

*	Chairman of the Board of Directors	August 27, 2026
Mark Germain

/s/ Amir Reichman	Chief Executive Officer and Director	August 27, 2026
Amir Reichman	(Principal Executive Officer and Director)

/s/ Uri Ben Or	Chief Financial Officer	August 27, 2026
Uri Ben Or	(Principal Financial Officer and Principal Accounting Officer)

*	Director	August 27, 2026
Yael Margolin

*	Director	August 27, 2026
Adi Raviv

*	Director	August 27, 2026
Samuel Moed

*	Director	August 27, 2026
Jay Green

By:	/s/ Amir Reichman
Amir Reichman
Attorney-in-Fact

Signature of Authorized U.S. Representative of the Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Scinai Immunotherapeutics Ltd. has signed this Registration Statement on August 27, 2026.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director